Exhibit 3.2

J.P. MORGAN REAL ESTATE INCOME TRUST, INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST: The title of the document being corrected is Articles of Amendment and Restatement (the “Articles”).

SECOND: The sole party to the Articles is J.P. Morgan Real Estate Income Trust, Inc., a Maryland corporation (the “Corporation”).

THIRD: The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on June 2, 2022.

FOURTH: The first paragraph of Section 7.1 of Article VII of the Articles as previously filed with the SDAT is set forth below:

The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of Directors of the Corporation (the “Directors”) shall be five, which number may be increased or decreased from time to time pursuant to the Bylaws; provided, however, that, the total number of Directors shall not be fewer than the minimum number permitted by the MGCL (or, upon the Commencement of the Initial Public Offering, three) nor more than 15. A majority of the Directors shall be Independent Directors except for a period of up to 60 days after the death, removal or resignation of an Independent Director pending the election of such Independent Director’s successor. The names of the current Directors who shall serve until the next annual meeting of Stockholders and until their successors are duly elected and qualify are:

Michael P. Kelly

FIFTH:The first paragraph of Section 7.1 of Article VII of the Articles as corrected hereby is set forth below:

The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of Directors of the Corporation (the “Directors”) shall be five, which number may be increased or decreased from time to time pursuant to the Bylaws; provided, however, that, the total number of Directors shall not be fewer than the minimum number permitted by the MGCL (or, upon the Commencement of the Initial Public Offering, three) nor more than 15. A majority of the Directors shall be Independent Directors except for a period of up to 60 days after the death, removal or resignation of an Independent Director pending the election of such Independent Director’s successor. The names of the current Directors who shall serve until the next annual meeting of Stockholders and until their successors are duly elected and qualify are:

Michael P. Kelly

Randy A. Daniels

Justin M. Murphy

Yvonne D. Nelson

William L. Ramseyer

SIXTH: The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its President and attested to by its Secretary on this 3rd day of June, 2022.

ATTEST	J.P. MORGAN REAL ESTATE INCOME TRUST, INC.

/s/ Christian P. Porwoll	By:	/s/ Michael P. Kelly	(SEAL)
Name: Christian P. Porwoll		Name: Michael P. Kelly
Title: Secretary		Title: Chief Executive Officer